Exhibit 5.1

January 20, 2026

Bakkt Holdings, Inc.,

One Liberty Plaza, One Liberty St., Ste. 305-306,

New York, New York 10006.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of up to $300,000,000 of the Class A common stock, par value $0.0001 per share (the “Securities”), of Bakkt Holdings, Inc., a Delaware corporation (the “Company”), issuable pursuant to the Sales Agreement, dated as of January 16, 2026 (the “Sales Agreement”), between the Company and The Benchmark Company, LLC, Virtu Americas LLC, Clear Street LLC, Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, Macquarie Capital (USA) Inc., Rosenblatt Securities Inc. and Roth Capital Partners, LLC, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that the Securities have been duly authorized, and when the Securities have been duly issued and sold as contemplated by the Sales Agreement, the Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company for purposes of incorporating this opinion into the registration statement relating to the Securities and to the references to us under the heading “Legal Matters” in the prospectus supplement relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP